UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2011
AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
180 Maiden Lane
New York, New York 10038

(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On January 12, 2011, American International Group, Inc. (AIG) announced that the condition to its previously announced dividend of warrants (the Warrants) to purchase shares of AIG’s common stock, par value $2.50 per share, has been satisfied. AIG will therefore proceed with the distribution of the Warrants on January 19, 2011, as described in further detail in AIG’s Current Report on Form 8-K filed on January 7, 2011.
     The Warrants are being issued as part of a series of integrated transactions to recapitalize AIG announced on September 30, 2010. The dividend, which was declared by the Board of Directors of AIG on January 6, 2011, was subject to the condition that AIG, the U.S. Department of the Treasury, the Federal Reserve Bank of New York (FRBNY), and the AIG Credit Facility Trust each determined as of the close of business on January 12, 2011, that it expected (assuming there is no material change in the relevant facts, circumstances, and conditions on or before January 14, 2011) that the recapitalization will close on January 14, 2011. Although this condition to the Warrant issuance has been satisfied, the recapitalization itself remains subject to closing conditions and there can be no assurance that facts, circumstances or conditions will not change in a manner that would preclude the closing of the recapitalization on January 14, 2011.
     If the closing of the recapitalization occurs as scheduled, it would involve, among other things, AIG applying proceeds from its sale of 67 percent of the ordinary shares of AIA Group Limited in its initial public offering and from AIG’s sale of American Life Insurance Company to repay the FRBNY approximately $21 billion under the FRBNY credit facility and terminating the FRBNY credit facility. The repayment and termination of the FRBNY credit facility would result in an approximately $3.6 billion charge in the first quarter of 2011, representing the remaining balance of the prepaid commitment fee asset. The recapitalization is described in more detail in AIG’s Current Report on Form 8-K filed on December 8, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: January 12, 2011	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Deputy General Counsel